Exhibit 10.4

(1) Creative Venture Capital LTD

and

(2) Jubilee Intel, LLC

AGREEMENT FOR THE SUPPLY OF INTRODUCTORY SERVICES & FINANCING PARTNERS

BETWEEN:

(1)	Creative Venture Capital LTD, a company incorporated in the UK whose registered office is at 6 Barling Road, Southend on Sea, Essex, UK (“Introducer”); and

(3)	Jubilee Intel, LLC, a company organised in the US in the State of Nevada (“Company”).

BACKGROUND

A.	The Company requires the provision of certain Introductory Services, whereby the Introducer is appointed to act as an intermediary in introducing Prospective clients and distributing finances to partners.

B.	The Introducer has agreed to provide such Introductory Services on the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (unless the context otherwise requires), the following words and phrases shall have the following meanings:

“Affiliates” means the Company, any Subsidiary or Holding Company from time to time of the Company, and any Subsidiary from time to time of a Holding Company of the Company. Holding Company and Subsidiary shall have the meaning set out in the Companies Act 2006.

“Agreement” means this agreement and any document referred to, completed or to be completed in accordance with its provisions.

“Commencement Date” means the date of this Agreement.

“Commercial Transaction” means any contract in writing which has been entered into by the Company and a Prospective Client during the Term for the provision of the Monetization Partner via the Company (or for such other monetisation services which the Company is entitled to syndicate) to the Prospective Client.

“Data Protection Laws” means the General Data Protection Regulation (Regulation EU 2016/679) (GDPR”) and any national implementing laws, regulations and secondary legislation, as amended or updated from time to time, in the UK and any successor legislation to the GDPR or the Data Protection Act 2018.

“Data Protection Requirements” means all applicable laws and regulations relating to the processing of personal data and privacy, including where applicable, the guidance and codes of practice issued by the regulatory authorities in any jurisdiction.

“Force Majeure Event” means any circumstance beyond the reasonable control of the parties including, but not limited to acts of God, fire, explosion, adverse weather conditions, flood, earthquake, terrorism, riot, civil commotion, war, hostilities, strikes, work stoppages, slow-downs or other industrial disputes, accidents, riots or civil disturbances, acts of government, lack of power and delays by suppliers or materials shortages.

“Intellectual Property” includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, trademarks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off.

“Introductory Services” means the services to be supplied by the Introducer to the Company in accordance with the terms of this Agreement.

“Introductory Fee” as defined in clause 5.

2

“Prospective Clients” means potential commercial partners provided by the Introducer to the Company in writing with whom the Company has not had a commercial relationship in the 12 months immediately preceding the introduction.

“Working Day” means any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory holiday in the United Kingdom.

1.2	In this Agreement (unless the context otherwise requires):

1.2.1	the words “including” and “include” and words of similar effect shall not be deemed to limit the general effect of the words which precede them;
1.2.2	a document “in agreed form” is a reference to a document in a form approved and for identification purposes signed by or on behalf of each party which is to enter such document;
1.2.3	reference to any agreement, contract, document or deed shall be construed as a reference to it as varied, supplemented or novated;
1.2.4	obligations undertaken by a party which comprises more than one person shall be deemed to be made by them jointly and severally;
1.2.5	words importing persons shall include firms, companies and bodies corporate and vice versa; words importing the singular shall include the plural and vice versa; words importing any one gender shall include either gender;
1.2.6	construction of this Agreement shall ignore the headings, contents list and front sheet (all of which are for reference only);
1.2.7	references to a numbered clause, schedule, paragraph are references to the clause, schedule, paragraph of or to this Agreement so numbered; and
1.2.8	any reference to any legislative provision shall be deemed to include any subsequent re-enactment or amending provision.

2.	SUPPLY OF INTRODUCTORY SERVICES

2.1	The Introducer shall provide Introductory Services to the Company and the Company agrees to pay the Introductory Fee(s) to the Introducer for the Introductory Services in accordance with the terms and conditions of this Agreement.

2.2	The Introducer shall provide the Introductory Services to the Company with all the skill, care and diligence that would be expected from a supplier of similar or identical services providing such services to a reasonable standard.

3.	TERM

3.1	This Agreement shall come into force on the Commencement Date and shall continue in force for a period of until terminated of this Agreement in accordance with the provisions of clause 8.

4.	INTRODUCER’S OBLIGATIONS

4.1	The Introducer shall carry out such activities as the Company shall reasonably require in order to attract and introduce Prospective Clients to the Company.

4.2	The Introducer shall use its reasonable efforts to introduce the maximum number of suitable Prospective Clients for the Company.

5.	INTRODUCTORY FEES

5.1	If whilst this Agreement is in force, a Commercial Transaction is concluded in writing, between the Company or its Affiliates and a Prospective Client, the Company agrees that the Introducer shall be paid the specified Commercial Transaction Compensation as set out in clause 5.1.2 below. For purposes of this section, “Commercial Transaction Compensation” shall be defined as:

5.1.2	Where the Commercial Transaction directly generates revenues to the Company or its Affiliates, the Company, shall pay to the Introducer a sum based off Schedule 1 (“Introducer Percentage’) of the revenue actually received by the Company from Monetisation Partner (“Company Revenue”):

3

5.2.	The Company shall send to the Introducer, a written statement setting out the calculation of the Commercial Transaction Compensation payable to the Introducer, the Company Revenue received by the Company or its Affiliates and details of any sums due, which have not been received, as soon as practicable following the end of each month during the Compensation Period.

5.3	Following notification by the Company under clause 5.2, the Introducer shall submit an invoice for the services provided to the Company by the Introducer under this Agreement specifying the account details into which payment is to be made.

5.4	The Company shall pay each invoice for undisputed amounts properly due and submitted to it in accordance with this Agreement by the Introducer within 15 days of receipt of the invoice or within 5 days of receipt of the Company Revenue, whichever is the later.

5.5	The Company shall not be responsible for any costs or expenses incurred by the Introducer in the performance of its obligations under this agreement.

5.6	Should any of the Revenue received or due to be received by the Company be the subject of any further withholding, clawbacks or refunds due to the monetisation partner, the payments due to the Introducer shall be adjusted accordingly and any overpayments made to the Introducer may be set off against any other sums due to it or be payable on demand.

5.7	For the avoidance of doubt, the Company shall not be under an obligation to enter a Commercial Transaction with a party introduced by the Introducer.

5.8	The Introducer acknowledges that the Company may be required by applicable law or regulation to disclose to any Approved Introduced Commercial Partner the existence, nature and amount of the fees payable by the Company to the Introducer under the Agreement and the Introducer hereby consents to any such disclosure by the Company.

6.	DATA PROTECTION

6.1	The parties acknowledge that for the purposes of the Data Protection Requirements and this Agreement, the transferring party shall be the Data Controller of the Personal Data in relation to the period before and after it has been transferred to the other party. After the Personal Data has been transferred to the other party, the that other party shall also have control of the Personal Data and shall also be an independent Data Controller in relation to that Personal Data.

6.2	Both parties warrant that they have and will have at all times during the continuance of this Agreement appropriate technical and organisational measures in place to protect any personal data accessed or processed by them against unauthorised or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data held or processed by the and that the Introducer has taken all reasonable steps to ensure the reliability of any of their staff which will have access to personal data processed as part of this Agreement;

6.3	The Introducer party shall ensure that the Data Subject consents to the transfer of their personal data by the Company’s (and any Group Company’s) outside the European Economic Area or to any Group Company outside of the European Economic Area for administrative purposes.

6.4	Both parties warrant and undertake that in performing their obligations under this Agreement and/or arising from the existence of this Agreement they will comply with all applicable Data Protection Requirements.

7.	LIABILITY

7.1	Nothing in this Agreement shall operate to exclude or restrict liability for death or personal injury resulting from negligence or fraud.

7.2	Subject to clause 7.1, and to the maximum extent permitted by law, neither party shall be liable to the other for any loss of income, loss of profits, loss of goodwill, loss of operation time, loss of data, loss of any anticipated savings, loss of contracts, loss of any benefit or for any indirect or consequential loss or damage whether arising from negligence, breach of contract or howsoever arising.

7.3	The express terms of this Agreement are in lieu of either party’s warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, including any condition of satisfactory quality or fitness for a particular purpose whether or not any purpose has been notified to either party, all of which are hereby excluded to the fullest extent permitted by law.

4

8.	CONFIDENTIALITY

8.1	“Confidential Information” means all confidential information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by either party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, but not limited to, information relating to the Disclosing Party’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

8.2	During the term of this Agreement and after termination or expiry of this Agreement for any reason the Receiving Party:

8.2.1	shall not use Confidential Information for a purpose other than the performance of its obligations under this Agreement;

8.2.2	shall not disclose Confidential Information to any person except with the prior written consent of the Disclosing Party;

8.2.3	shall make every effort to prevent the use or disclosure of Confidential Information;

8.2.4	may disclose Confidential Information to any of its directors, other officers, employees, sub-contractors and customers (a “Recipient”) to the extent that disclosure is reasonably necessary for the purposes of this Agreement;

8.2.5	shall ensure that such Recipient is made aware of and complies with the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

8.2.6	The provisions of Section 8.2 do not apply to Confidential Information which:

(i)	is at the Commencement Date or becomes at any time after that date publicly known other than by the Receiving Party’s or Recipient’s breach of this Agreement;

(ii)	can be shown by the Receiving Party to the Disclosing Party’s reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

(iii)	is or becomes available to the Receiving Party otherwise than pursuant to this Agreement and free of any restrictions as to its use or disclosure; or

(iv)	is required to be disclosed by law.

8.3	The provisions of Section 8 shall survive and continue to apply following the termination of this Agreement.

9.	FORCE MAJEURE

9.1	If a party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event:

9.1.1	the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed; as soon as reasonably possible after the start of the Force Majeure Event, the Affected Party shall notify the other party (the “Non-Affected Party”) in writing of the Force Majeure Event, the date on which the Force Majeure Event started and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

9.1.2	the Affected Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement; and as soon as reasonably possible after the end of the Force Majeure Event, the Affected Party shall notify the other party in writing that the Force Majeure Event has ended and resume performance of its obligations under this Agreement.

9.2	If the Force Majeure Event continues for more than one month starting on the day the Force Majeure Event starts, the Non-Affected Party may terminate this Agreement by giving not less than 7 days’ notice in writing to the Affected Party.

5

10.	NOTICES. Any notice given by one party to the other under this Agreement must be in writing and may be delivered personally or by pre-paid first-class post and in the case of post will be deemed to have been given 2 Working Days after the date of posting. Notices shall be delivered or sent to the addresses of the parties on the first page of this Agreement or to any other address notified in writing by one party to the other for the purpose of receiving notices after the date of this Agreement. Each party may specify by notice to the other a particular individual or office holder to whom any notices served on it are to be addressed, in which case a notice shall not be validly given unless so addressed.

11.	ANNOUNCEMENTS. Neither party shall make or permit any person connected with it to make any announcement concerning this supply and purchase of Introductory Services or any ancillary matter on or after the date of this Agreement except as required by law or any competent regulatory body or with the written approval of the other party, such approval not to be unreasonably withheld or delayed.

12.	FURTHER ASSURANCE. Either party shall at the request and cost of the other use all reasonable endeavours to do or procure the doing of all such further acts and execute or procure the execution (as a deed or otherwise) of all such documents as may from time to time be necessary to give full effect to this Agreement.

13.	SEVERENCE

13.1	If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

13.2	If any provision of this Agreement is so found to be invalid or unenforceable but would cease to be invalid or unenforceable if a part of the provision was deleted, the provision in question shall apply with such modification as may be necessary to make it valid and enforceable.

14.	THIRD PARTIES. A person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement save that the Company’s Affiliates shall have the benefit of (and the right to enforce) all the provisions of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

15.	COSTS. Each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this Agreement and all other documents to be completed in accordance with its provisions.

16.	NO PARTNERSHIP OR AGENCY. Nothing in this Agreement is intended to create a partnership or joint venture or legal relationship of any kind that would impose liability upon one party for the act or failure to act of the other party between the parties, or to authorise either party to act as agent for the other. Save where expressly stated in this Agreement, neither party shall have authority to make representations, act in the name or on behalf of or otherwise to bind the other.

17.	WAIVER AND CUMULATIVE REMEDIES

17.1	The rights and remedies provided by this Agreement may be waived only in writing and specifically, and any failure to exercise or any delay in exercising a right or remedy by either party shall not constitute a waiver of that right or remedy or of any other rights or remedies. A waiver of any breach of any of the terms of this Agreement or of a default under this Agreement shall not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement.

17.2	The rights and remedies provided by this Agreement are cumulative and (unless otherwise provided in this Agreement) are not exclusive of any rights or remedies provided at law or in equity.

18.	ENTIRE AGREEMENT

18.1	This Agreement contains all the terms agreed between the parties regarding its subject matter and supersedes any prior agreement, understanding or arrangement between the parties, whether oral or in writing. Each of the parties acknowledges and agrees that:

18.1.1	in entering into this Agreement it has not relied on, and shall have no remedy in respect of, any statement, representation, warranty or understanding other than the statements, representations, warranties and understandings expressly set out in this Agreement; and

18.1.2	its only remedies in connection with any statements, representations, warranties and understandings expressly set out in this Agreement shall be for breach of contract as provided in this Agreement.

6

19.	CONTINUING OBLIGATIONS. THE TERMINATION OF THIS AGREEMENT (FOR WHATEVER REASON) SHALL NOT TERMINATE ANY PROVISION WHICH IS EXPRESSLY OR BY IMPLICATION PROVIDED TO COME INTO OR CONTINUE IN FORCE AFTER SUCH TERMINATION AND SHALL BE WITHOUT PREJUDICE TO THE ACCRUED RIGHTS AND LIABILITIES AND OTHER REMEDIES OF THE PARTIES TO THIS AGREEMENT.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement and any matter arising from or in connection with it shall be governed by and construed in accordance with English law.

20.2	Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the English courts over any claim or matter arising from or in connection with this Agreement or the legal relationships established by or in connection with this Agreement.

SIGNED by for and on behalf of Creative Venture Capital LTD	) ) ) Director

SIGNED by for and on behalf of Jubilee Intel, LLC	) ) ) Director

Schedule 1

FEE OF SERVICES

- 5% of Revenue on introduced Partner generated traffic

- Introducer controls the finances on behalf of Company in order for all parties to be paid.

7